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                                                                    EXHIBIT 99.2


                     HCC ANNOUNCES STOCK REPURCHASE PROGRAM


HOUSTON (September 14, 2001) . . . HCC INSURANCE HOLDINGS, INC. (NYSE symbol:
HCC) announced today that the Company's Board of Directors has authorized a stock repurchase program pursuant to which, the Company may repurchase up to 3.0 million shares or 5.1% of its issued and outstanding Common Stock. HCC said that under the program, shares could be repurchased from time to time at various prices in the open market or through private transactions.

HCC is one of the largest specialty insurance groups in the United States and consists of insurance company, underwriting agency and intermediary operations. HCC has assets of $2.9 billion and its shares are traded on the NYSE (symbol:
HCC) with a market capitalization of approximately $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Contact: L. Byron Way, Vice President at
         HCC Insurance Holdings, Inc. (713) 690-7300

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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